Exhibit 5.1

[Letterhead of Ropes & Gray LLP]

June 28, 2010

Covidien International Finance S.A.

3b Boulevard Prince Henri

L-1724 Luxembourg

Covidien Ltd.

20 Lower Hatch Street

Dublin 2

Ireland

Covidien public limited company

20 Lower Hatch Street

Dublin 2

Ireland

Re:	Registration Statement on Form S-3 (File No. 333-167638)
1.875% Notes due 2013, 2.80% Notes due 2015 and 4.20% Notes due 2020

Ladies and Gentlemen:

This opinion is furnished to you in connection with (a) the issuance and sale of (i) $500,000,000 million aggregate principal amount of 1.875% Notes due 2013, (ii) $400,000,000 million aggregate principal amount of 2.80% Notes due 2015 and (iii) $600,000,000 million aggregate principal amount of 4.20% Notes due 2020 the (collectively, the “Notes”) by Covidien International Finance S.A., a Luxembourg company (the “Company”) and (b) the issuance of guarantees (the “Guarantees”) of the Notes by Covidien Ltd., a Bermuda company, and Covidien public limited company, an Irish company (“Covidien plc” and, together with Covidien Ltd., the “Guarantors”). The Notes were issued and sold and the Guarantees were issued pursuant to the above-referenced registration statement (the “Registration Statement”), filed on June 21, 2010 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”).

The Notes and Guarantees are being issued under an Indenture dated as of October 22, 2007 by and among the Company, Covidien Ltd., Covidien plc and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a supplemental indenture dated as of the date hereof (together, the “Indenture”).

We have acted as counsel for the Company and the Guarantors in connection with the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed herein are limited to matters governed by the laws of the State of New York and the federal laws of the United States of America. We have relied upon opinions of local counsel for the Company and each of the Guarantors that each of them is a validly existing corporation under the laws of its jurisdiction of organization.

In rendering the opinions set forth below, we have assumed that at the time of execution, authentication, issuance and delivery of the Notes and the Guarantees that: (1) the Indenture is the valid and legally binding obligation of the Trustee; and (2) the Notes, the Guarantees and the applicable supplemental indenture will have been duly authorized, executed and delivered by each of the Company, Covidien Ltd., and Covidien plc, as applicable.

Based upon the foregoing, we are of the opinion that:

1. When the Notes have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, the Notes will be the valid and legally binding obligations of the Company, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

2. When the Guarantees have been duly executed and authenticated as provided in the Indenture, the Guarantees will be the valid and legally binding obligations of each of the Guarantors, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Validity of Debt Securities” or “Validity of Notes.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Notes and the offer of the Guarantees while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP